EXHIBIT 99.1

Clearfield Reports Fiscal Fourth Quarter and Full Year 2016 Results

Company Achieves Record Revenue and Net Income for the Full Year

MINNEAPOLIS, Nov. 10, 2016 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ:CLFD), the specialist in fiber management and connectivity platforms for communication service providers, reported results for the fiscal fourth quarter and year ended September 30, 2016.

Fiscal Q4 2016 Financial Summary
(in millions except per share data and percentages)	Q4 2016	vs. Q4 2015	Change	Change (%)
Revenue	$21.1	$15.8	$5.3	33%

Gross Profit	$9.6	$6.6	$3.0	46%
Gross Margin	45.5%	41.7%	3.8%	9%

Pre-Tax Income	$3.2	$2.1	$1.1	56%
Income Tax Expense	$0.5	$0.7	$(0.2)	-24%

Net Income	$2.7	$1.4	$1.3	95%
Net Income per Diluted Share	$0.20	$0.10	$0.10	100%

Fiscal 2016 Financial Summary
(in millions except per share data and percentages)	2016	vs. 2015	Change	Change (%)
Revenue	$75.3	$60.3	$15.0	25%

Gross Profit	$32.9	$24.9	$8.0	32%
Gross Margin	43.7%	41.2%	2.5%	6%

Pre-Tax Income	$10.9	$7.2	$3.7	52%
Income Tax Expense	$2.9	$2.5	$0.4	16%

Net Income	$8.0	$4.7	$3.3	71%
Net Income per Diluted Share	$0.59	$0.34	$0.25	74%

Fiscal Q4 2016 Financial Results
Revenue for the fourth quarter of fiscal 2016 increased 33% to $21.1 million from $15.8 million in the same year-ago quarter. The improvement was primarily due to increased deployments by the Company’s wireline, wireless and cable TV customers, as well as a higher level of project work within the municipality and alternative carrier service provider markets.

Gross profit increased 46% to $9.6 million, or 45.5% of revenue, from $6.6 million, or 41.7% of revenue, in the fiscal fourth quarter of 2015. The increases in gross profit and gross margin for the quarter were due to increased volume over the prior quarter, as well as a higher percentage of sales associated with the integration of optical components within our product line, which typically have higher margins.

Operating expenses were $6.4 million, an increase of 41% compared to $4.6 million in the same year-ago quarter. The increase was due to additional personnel supporting sales and operational expansion.

Pre-tax income increased 56% to $3.2 million from $2.1 million in the same year-ago quarter.

Income tax expense decreased 24% to $519,000 from $679,000 in the same year-ago quarter. The Company recognized a net tax benefit of $437,000 during the quarter ended September 30, 2016 as a result of the adoption of a new accounting pronouncement related to the income tax accounting for stock-based compensation.

Net income increased 95% to $2.7 million, or $0.20 per diluted share, from $1.4 million, or $0.10 per diluted share, in the same year-ago quarter. The adoption of the accounting pronouncement noted above increased net income by $437,000, or $0.04 per diluted share.

During the quarter ended September 30, 2016, cash, cash equivalents and investments increased 9% to $44.2 million from $40.5 million at the end of the prior quarter. The Company had no debt at quarter end. In addition, during the quarter there were no repurchases of shares under the stock repurchase program.

Order backlog (defined as purchase orders received but not yet fulfilled) at September 30, 2016 increased 29% to $4.6 million from $3.5 million at September 30, 2015, and decreased 32% from $6.7 million compared to June 30, 2016.

Fiscal 2016 Financial Results
Revenue increased 25% to a record $75.3 million from $60.3 million in fiscal 2015. Of this record revenue, 19% of total revenue came from the Company’s wireless and cable TV business, and 4% of total revenue came from emerging traction amount Tier 1 service providers.

Gross profit was a record $32.9 million, or 43.7% of revenue, in fiscal 2016, an increase of 32% from $24.9 million, or 41.2% of revenue, in fiscal 2015.

Operating expenses increased 24% to $22.1 million from $17.8 million in fiscal 2015.

Pre-tax income totaled $10.9 million compared to $7.2 million in fiscal 2015.

Income tax expense increased 16% to $2.9 million from $2.5 million in fiscal 2015. The Company recognized a net tax benefit of $675,000 for fiscal 2016 as a result of the adoption of a new accounting pronouncement noted above.

Net income totaled a record $8.0 million, or $0.59 per diluted share, an increase of 71% from $4.7 million, or $0.34 per diluted share, in fiscal 2015. The adoption of the accounting pronouncement also increased net income by $675,000, or $0.05 per diluted share.

Management Commentary
“Representing our ninth consecutive year of profitable growth, fiscal 2016 saw a continued expansion of our revenue among service providers deploying optical fiber throughout wireline, wireless and cable TV technologies,” said Cheri Beranek, CEO of Clearfield.

“Looking at our financials for the year, revenue grew to its highest level ever at $75.3 million, representing a 25% increase over the prior year. Both our gross margin and operating margin experienced solid expansion, reflecting the scalability of our business. Ultimately, these results led to record net income of $8.0 million, which was up by more than 70% when compared to fiscal 2015.

“The advances in wireless broadband performance is providing new opportunities for us. Revenues in the wireless and cable TV markets grew by more than 125% and now represent nearly 20% of our business. Our wireline business continues to grow, with revenues to the Tier 1 markets starting to achieve traction.

“Given these milestones and the current trends in the marketplace, we are maintaining our previously established revenue growth target of 15%+ for fiscal 2017, which is consistent with our historical five-year compound annual revenue growth rate. We are confident that we can build on our solid progress in all of our key markets. Overall, we are pleased with where we stand today, knowing full well that we have accomplished a lot in one year, but also that there are still ample opportunities for growth ahead of us.”

FieldReport
Clearfield issued its FieldReport for fiscal Q4 and full year 2016, which is available in the investor relations section of the Company’s website or by clicking here. Comprised of presentation slides with audio and video, the report provides additional insight into Clearfield’s financial and operational performance.

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ:CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to the anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets.

Clearfield offers the industry’s only fiber management and delivery platform that simplifies the fiber to the ‘x’ (FTTx) equation with the promise of a design methodology that addresses each network’s unique requirements, while building simplicity into the design and delivering the lowest total cost of ownership.

Based on the patented Clearview™ Cassette, Clearfield’s unique single-architected, modular fiber management platform is designed to further lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits, enabling customers to scale their operations as their subscriber revenues increase. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in the FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, growth of the FTTx markets, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: our results of operations could be adversely affected now that the stimulus funds of the American Recovery and Reinvestment Act are fully allocated and projections are nearing completion; National Broadband Plan’s transitioning from the USF to the CAF program may cause our customers and prospective customers to delay or reduce purchases; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers would adversely affect us; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we may face circumstances in the future that will result in impairment charges, including, but not limited to, significant goodwill impairment charges; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; we face risks associated with expanding our sales outside of the United States; our success depends upon adequate protection of our patent and intellectual property rights; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we are dependent on key personnel; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2015 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2016	2015	2016	2015

Revenues	$21,052,104	$15,770,602	$75,287,726	$60,323,917

Cost of sales	11,479,298	9,195,340	42,417,478	35,455,964

Gross profit	9,572,806	6,575,262	32,870,248	24,867,953

Operating expenses
Selling, general and administrative	6,426,237	4,555,533	22,138,556	17,816,598
Income from operations	3,146,569	2,019,729	10,731,692	7,051,355

Interest income	43,086	30,583	157,402	105,891
Income before income taxes	3,189,655	2,050,312	10,889,094	7,157,246

Income tax expense	519,087	679,238	2,876,032	2,475,238

Net income	$2,670,568	$1,371,074	$8,013,062	$4,682,008

Net income per share:
Basic	$0.20	$0.10	$0.60	$0.35
Diluted	$0.20	$0.10	$0.59	$0.34

Weighted average shares outstanding:
Basic	13,494,530	13,249,793	13,372,579	13,216,010
Diluted	13,689,079	13,606,462	13,663,349	13,587,532

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) September 30, 2016	(Audited) September 30, 2015
Assets
Current Assets
Cash and cash equivalents	$28,014,321	$18,071,210
Short-term investments	5,527,075	7,925,000
Accounts receivable, net	7,999,210	6,010,900
Inventories	8,373,155	7,182,854
Other current assets	1,198,917	1,563,665
Total current assets	51,112,678	40,753,629

Property, plant and equipment, net	5,780,814	5,689,673

Other Assets
Long-term investments	10,703,000	8,290,000
Goodwill	2,570,511	2,570,511
Other	428,310	323,804
Total other assets	13,701,821	11,184,315
Total Assets	$70,595,313	$57,627,617

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,573,292	$2,357,791
Accrued compensation	4,697,138	2,598,661
Accrued expenses	75,306	80,803
Total current liabilities	7,345,736	5,037,255

Other Liabilities
Deferred taxes – long-term	411,779	1,082,887
Deferred rent	243,755	228,345
Total other liabilities	655,534	1,311,232
Total Liabilities	8,001,270	6,348,487

Commitment and contingencies

Shareholders’ Equity
Common stock	141,263	137,057
Additional paid-in capital	57,320,515	55,887,850
Retained earnings (accumulated deficit)	5,132,265	(4,745,777)
Total Shareholders’ Equity	62,594,043	51,279,130
Total Liabilities and Shareholders’ Equity	$70,595,313	$57,627,617

CLEARFIELD, INC.
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED

	Year Ended September 30,	Year Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$8,013,062	$4,682,008
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,449,202	1,216,083
Deferred income taxes	2,340,771	2,342,045
Loss on disposal of assets	12,348	23,196
Stock-based compensation expense	1,404,899	1,074,727
Changes in operating assets and liabilities:
Accounts receivable, net	(1,988,310)	(983,044)
Inventories	(1,190,301)	(1,792,512)
Other current assets	(812,811)	121,381
Accounts payable and accrued expenses	2,323,891	164,336
Net cash provided by operating activities	11,552,751	6,848,220

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,550,128)	(4,518,782)
Purchase of investments	(8,138,075)	(10,374,000)
Proceeds from sale of property and equipment	729	79,936
Patent additions	(77,138)	(24,418)
Proceeds from maturities of investments	8,123,000	9,093,000
Net cash used in investing activities	(1,641,612)	(5,744,264)

Cash flows from financing activities:
Tax benefit from stock-based awards	-	9,660
Repurchase of common stock	(333,761)	(849,157)
Proceeds from issuance of common stock under employee stock purchase plan	254,426	211,459
Proceeds from issuance of common stock	548,844	43,106
Tax withholding related to vesting of restricted stock grants and exercise of stock options	(437,537)	(639,307)
Net cash provided by (used in) financing activities	31,972	(1,224,239)
Increase (decrease) in cash and cash equivalents	9,943,111	(120,283)
Cash and cash equivalents at beginning of year	18,071,210	18,191,493
Cash and cash equivalents at end of year	$28,014,321	$18,071,210

Supplemental cash flow information
Cash paid during the year for income taxes	$1,130,930	$50,850

Non-cash financing activities
Cashless exercise of stock options	$853,033	$207,738
Establishment of deferred tax asset for the adoption of ASU 2016-09	$1,864,980	$-

Investor Relations Contact:

Matt Glover and Najim Mostamand
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com